EXHIBIT 10.1
NON-EMPLOYEE DIRECTOR COMPENSATION STRUCTURE
On July 24, 2006, Advanced Energy Industries, Inc. adopted the following compensation structure for its non-employee directors, subject to shareholder approval:
•	$20,000 annual retainer paid quarterly in July, October, February and April;

•	An additional $50,000 annual retainer for the Chair of the Board, paid quarterly in July, October, February and April;

•	An additional $30,000 annual retainer for the Lead Director paid quarterly in July, October, February and April;

•	$3,000 per day for each full board meeting, whether such meeting is held in person or telephonically;

•	$4,000 per Audit and Finance Committee meeting for the Chair and $1,750 per meeting for each other committee member, whether such meeting is held in person or telephonically;

•	$2,000 per Compensation Committee meeting or Corporate Governance & Nominations Committee meeting for such Committee’s Chair and $750 for each other Committee member, whether such meeting is held in person or telephonically;

•	15,000 restricted stock units on initial election or appointment to the Board, which vest in equal installments over four years, contingent upon the recipient continuing to be a director of the company; and

•	6,000 restricted stock units annually on the date of re-election at the annual meeting which vest in equal installments over four years, contingent upon the recipient continuing to be a director of the company.
In addition, each incumbent non-employee director who is re-elected at the 2007 annual meeting of stockholders will be granted 10,000 restricted stock units upon such re-election. Such restricted stock units will vest in equal installments over four years, contingent upon the recipient continuing to be a director of the company